Exhibit 99.1
AVANIR PHARMACEUTICALS ANNOUNCES FISCAL 2010 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS
ALISO VIEJO, Calif., November 30, 2010 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three and twelve months ended September 30, 2010.
For the fourth quarter of fiscal 2010, Avanir reported a net loss of $9.7 million, or $0.10 loss per share, compared with a net loss of $7.0 million, or $0.09 loss per share, for the same period in fiscal 2009. Net revenues consisting primarily of the recognition of deferred revenue were $726,000 and $1.0 million for the fourth quarter of fiscal 2010 and fiscal 2009, respectively. Total operating expenses were $9.5 million in the fourth quarter of fiscal 2010, compared with $7.7 million in the comparable fiscal 2009 period. Cash used in operations during the fourth quarter of fiscal 2010 was $7.2 million.
For fiscal 2010, Avanir reported a net loss of $26.7 million, or $0.30 loss per share, compared with a net loss of $22.0 million, or $0.28 loss per share for fiscal 2009. Net revenues for fiscal 2010 were $3.7 million compared with $4.2 million for fiscal 2009. Total operating expenses were $29.8 million in fiscal 2010, compared to $26.0 million in fiscal 2009. In addition, cash used in operations was $23.8 million in fiscal 2010 and $20.3 million in fiscal 2009.
The increase in net loss for the fourth quarter of fiscal 2010 and fiscal year 2010 is primarily attributed to costs incurred in preparation for the commercial launch of NUEDEXTA™ (dextromethorphan hydrobromide and quinidine sulfate) and regulatory costs associated with the Complete Response to the U.S. Food and Drug Administration (FDA) Approvable Letter and other regulatory activities. In addition, in the fourth fiscal quarter of 2010 the Company recorded a cumulative adjustment to correct an immaterial error related to previously recorded deferred revenue. The non-cash cumulative adjustment recorded in the fourth quarter was ($797,000), which resulted in net revenues of ($71,000) in the fourth fiscal quarter of 2010 and $2.9 million for fiscal 2010.
“The past year has been one of significant accomplishment for patients, shareholders and employees. We are thrilled the FDA has approved NUEDEXTA as the first and only treatment for pseudobulbar affect or PBA,” said Keith Katkin, AVANIR’s President and CEO. “The FDA approval represents an important milestone for the many patients in the U.S. suffering from debilitating episodes of PBA. With approval in hand, additional capital from our recent financing, and a fully staffed and experienced commercial organization, we believe we will be well positioned to deliver on a strong commercial launch of NUEDEXTA in February of 2011.”
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
NUEDEXTA in PBA
•	Announced that the FDA approved NUEDEXTA as the first and only treatment for PBA.

•	Accepted an invitation to present, “Treatment of Pseudobulbar Affect with NUEDEXTA” as a podium presentation at the upcoming International ALS Motor Neurone Disease Meeting on December 11, 2010 in Orlando, FL.

•	Announced publication of the results of the pivotal Phase III STAR trial of NUEDEXTA in the treatment of PBA in the Annals of Neurology.

•	Presented data from the Phase III STAR trial and other NUEDEXTA data at several prestigious medical meetings including the 3rd World Congress on Controversies in Neurology, the 134th Annual Meeting of the American Neurological Association, the 20th International Symposium on ALS/MND, the American Academy of Neurology 62nd Annual Meeting, the American Psychiatric Association 163rd Annual Meeting and at the 135th Annual Meeting of the American Neurological Association.

•	Announced results of the 12-week open-label extension phase of the confirmatory Phase III STAR trial.
COMPANY OPERATIONS UPDATE
•	The commercial launch of NUEDEXTA is expected to commence in February 2011 with sales force promotion and product availability at retail pharmacies.

•	The Company has completed the recruitment of the NUEDEXTA sales force with 75 sales representatives, 7 sales managers and 9 managed care account managers.

•	The Average Wholesale Price of NUEDEXTA is expected to be $489 per month of therapy.

•	A suite of support services including a reimbursement counseling hotline and co-pay assistance will be available at the commercial launch of NUEDEXTA.

•	Completed a public offering of 20,000,000 shares of the Company’s common stock on November 22, 2010, raising $83.2 million in net proceeds.

•	The United States Patent and Trademark Office issued the Company a new patent in the United States that extends U.S. patent protection for NUEDEXTA in the treatment of PBA into 2026 (extended from the 2025 expiration date previously announced in February 2010).

•	AVP-21D9 for the treatment of inhalation anthrax, sold to Emergent BioSolutions, has been granted Orphan Drug Designation and Fast Track Designation and Emergent BioSolutions has initiated a Phase I clinical trial for AVP-21D9.

•	Received notice from the Treasury Department that the Company has met the requirements for a credit under the Qualifying Therapeutic Discovery Project Credit Program and as a result was awarded a tax credit in the form of a monetary grant of $244,479.
BALANCE SHEET HIGHLIGHTS
As of September 30, 2010, AVANIR had cash, cash equivalents and investments in securities totaling $39.4 million, including cash and cash equivalents of $38.8 million and restricted investments in securities of $602,000.
As of November 29, 2010, AVANIR had cash, cash equivalents and restricted investments in securities totaling $125.0 million.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting AVANIR’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on AVANIR’s website for 30 days, and a telephone replay will be available through December 5, 2010, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 27373088.
About NUEDEXTA
NUEDEXTA™ is the first and only FDA-approved treatment for pseudobulbar affect (PBA). NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.
NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias. The primary outcome measure, laughing and crying episodes, was significantly lower in the NUEDEXTA arm compared to placebo. The secondary outcome measure, the Center for Neurologic Studies Lability Scale (CNS-LS), demonstrated a significantly greater mean decrease in CNSLS score from baseline for the NUEDEXTA arm compared to placebo.
NUEDEXTA Important Safety Information
NUEDEXTA can interact with other medications causing significant changes in blood levels of those medications and/or NUEDEXTA. NUEDEXTA is contraindicated in patients receiving drugs that both prolong QT interval and are metabolized by CYP2D6 (e.g., thioridazine and pimozide) and should not be used concomitantly with other drugs containing quinidine, quinine, or mefloquine. NUEDEXTA is contraindicated in patients taking monoamine oxidase inhibitors (MAOIs) or in patients who have taken MAOIs within the preceding 14 days. NUEDEXTA is contraindicated in patients with a known hypersensitivity to its components.
NUEDEXTA may cause serious side effects, including possible changes in heart rhythm. NUEDEXTA is contraindicated in patients with a prolonged QT interval, congenital long QT syndrome or a history suggestive of torsades de pointes, in patients with heart failure as well as patients with, or at risk of, complete atrioventricular (AV) block, unless the patient has an implanted pacemaker.
NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk of QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation of QT interval should be conducted at baseline and 3-4 hours after the first dose.
The most common adverse reactions in patients taking NUEDEXTA are diarrhea, dizziness, cough, vomiting, weakness, swelling of feet and ankles, urinary tract infection, flu, elevated liver enzymes, and flatulence.
NUEDEXTA may cause dizziness. Precautions to reduce the risk of falls should be taken, particularly for patients with motor impairment affecting gait or a history of falls.
Patients should take NUEDEXTA exactly as prescribed. Patients should not take more than 2 capsules in a 24- hour period, make sure that there is an approximate 12-hour interval between doses, and not take a double dose after they miss a dose.
These are not all the risks from use of NUEDEXTA. For additional important safety information about NUEDEXTA, please see the full Prescribing Information at www.NUEDEXTA.com.
About PBA
Patients suffering from existing neurological disease or brain injury may also suffer the added burden of pseudobulbar affect, or PBA. PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. PBA outbursts result from a “short circuit” in the brain caused by another neurologic condition—such as multiple sclerosis (MS), amyotrophic lateral sclerosis (ALS), stroke, or traumatic brain injury. PBA can have a debilitating impact on the lives of patients, caregivers and loved ones. For more information about PBA, please visit www.PBAinfo.org.
About Avanir Pharmaceuticals, Inc.
AVANIR Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about AVANIR, please visit www.avanir.com.
About Forward-Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, may be forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. These statements include, but are not limited to, that AVANIR will be well positioned to deliver on a strong commercial launch of NUEDEXTA, the safety and efficacy of NUEDEXTA and that the commercial launch of NUEDEXTA is expected to commence in February 2011 with a sales force promotion and product availability at retail pharmacies. Risks that could cause actual results to differ include the occurrence of adverse safety events with NUEDEXTA, that NUEDEXTA may not gain acceptance by the medical field, our dependence on third parties for manufacturing and distribution of NUEDEXTA, that we may not adequately build or maintain the necessary sales, marketing, supply chain management and reimbursement capabilities on our own or enter into arrangements with third parties to perform these functions in a timely manner or on acceptable terms, and other risks that are described in further detail in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to time in other publicly available information regarding the Company. Copies of this information are available from us upon request. We disclaim any intent to update these forward-looking statements.
All numbers disclosed in this press release are approximate.
Avanir™ and NUEDEXTA™ are trademarks owned by Avanir Pharmaceuticals, Inc.
©2010 Avanir Pharmaceuticals, Inc. All Rights Reserved.
Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
949-389-6700